Exhibit 99.1

For more information, contact: Sherry Lauderback VP, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

Company Reports $0.17 Diluted EPS on 9% Sales Growth

Company Raises Outlook for 2010

BLOOMFIELD HILLS, Michigan, April 29, 2010 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2010. The Company reported quarterly net sales from continuing operations of $220.1 million, an increase of 9.1% from first quarter 2009. First quarter 2010 income from continuing operations was $5.8 million, a 24.5% improvement from $4.6 million in first quarter 2009. The Company reported first quarter 2010 diluted earnings per share from continuing operations of $0.17, as compared to $0.14 during first quarter 2009. Excluding Special Items(1), first quarter 2009 loss from continuing operations would have been $0.7 million, or ($0.01) per share.

TriMas Highlights

•                  Reported 9.1% sales growth in first quarter 2010, as compared to first quarter 2009, led by the Packaging, Energy and Cequent segments.

•                  Improved income and earnings per share from continuing operations from a loss of $0.7 million, or ($0.01) per share, in first quarter 2009 to $5.8 million, or $0.17 per share, in first quarter 2010, excluding the impact of Special Items.

•                  Improved first quarter operating profit margin (excluding the impact of Special Items) by 550 basis points as compared to first quarter 2009.

•                  Reduced operating working capital as a percentage of sales from 21.4% in first quarter 2009 to 16.3% in first quarter 2010.

•                  Completed the sale of the Company’s non-core real estate located in Los Angeles, California for approximately $13 million in April 2010. The Company expects to recognize a pre-tax gain on sale of approximately $10 million in second quarter 2010 which will be included in discontinued operations.

“We are pleased to report a notable improvement in sales and profitability in the first quarter of 2010,” said David Wathen, TriMas President and Chief Executive Officer. “These results reflect the positive impact of our fixed cost structure reductions and ongoing growth and productivity initiatives, as well as a rebound in several key end markets. While sales improved 9% compared to the first quarter of 2009, operating profit improved by 110%, excluding Special Items, resulting in an operating profit margin increase of 550 basis points as compared to first quarter 2009.”

Wathen continued, “Our strategy to aggressively manage our cost structure, while continuing to fund our key growth initiatives, created a solid foundation for 2010 and beyond, and positions us to serve our customers well as their businesses return to more normalized demand levels with an improving economy. Our Packaging, Energy and Cequent segments are leading the sales improvement, with sales growth of 44%, 9% and 7%, respectively. We believe we are now positioned to take advantage of our operating leverage, and we are focused on revenue and earnings per share growth and driving higher returns on capital.”

“Based on these results and the current outlook, we are raising our 2010 earnings expectations. We now expect 2010 diluted earnings per share (EPS) from continuing operations, excluding Special Items, to range from $0.65 to $0.75 per share, an increase from our previous guidance of greater than $0.60 per share. We are committed to driving improved results and increasing shareholder value in 2010,” Wathen concluded.

First Quarter Results — From Continuing Operations

•                  TriMas reported first quarter net sales of $220.1 million, an increase of 9.1% in comparison to $201.7 million in first quarter 2009. Sales increased in the Packaging, Energy, Engineered Components and Cequent segments. Sales in the Aerospace & Defense segment declined, primarily due to inventory reductions at distributors. First quarter 2010 net sales were favorably impacted by approximately $6.6 million as a result of currency exchange.

•                  The Company reported operating profit of $25.1 million in first quarter 2010, as compared to operating profit of $5.2 million during first quarter 2009. Excluding the impact of Special Items, operating profit would have improved 110%, from $12.0 million in first quarter 2009 to $25.1 million in first quarter 2010, which represents an increase in operating profit margin of 550 basis points.

•                  Adjusted EBITDA(2) for first quarter 2010 increased to $34.1 million, as compared to $30.4 million in first quarter 2009. Excluding the impact of Special Items, Adjusted EBITDA would have increased 63.6%, from $20.9 million in first quarter 2009 to $34.1 million in first quarter 2010, with Adjusted EBITDA margins improving 520 basis points.

•                  Income from continuing operations for first quarter 2010 increased 24.5% to $5.8 million, or $0.17 per diluted share, compared to income from continuing operations of $4.6 million, or $0.14 per diluted share, in the first quarter 2009. Excluding the impact of Special Items, first quarter 2010 income from continuing operations would have improved $6.5 million to $5.8 million, as compared to a first quarter 2009 loss of $0.7 million, or ($0.01) per share. The Company’s tax provision in first quarter 2010 included approximately $1.0 million in higher tax expense impacted by certain Subpart F exceptions related to controlled foreign subsidiaries under U.S. tax legislation that recently expired. The Company expects to incur an additional $0.2 million of tax expense each quarter during 2010 should the legislation not be renewed.

•                  The Company reported a first quarter 2010 use of Free Cash Flow(1) of $3.5 million, in line with management’s expectations. Operating working capital as a percentage of sales declined from 21.4% in first quarter 2009 to 16.3% in first quarter 2010, notwithstanding the impact of increased receivables related to sales growth.

Financial Position

TriMas ended first quarter 2010 with cash of $6.6 million and $150.5 million of aggregate availability under its revolving credit and accounts receivable facilities. TriMas reported total indebtedness of $518.5 million as of March 31, 2010, as compared to $585.2 million as of March 31, 2009 and $514.6 million as of December 31, 2009.

Business Segment Results — From Continuing Operations (Excluding the impact of Special Items(3))

Packaging — Sales for the first quarter increased 44.1% compared to the year ago period due to growth in specialty dispensing and other new products, as well as an increase in industrial closure product sales and the impact of favorable currency exchange. Operating profit for the quarter increased 119.6% due to increased sales volumes, lower material costs associated with the Company’s productivity initiatives and reduced selling, general and administrative costs. As a result, first quarter 2010 operating profit margin improved by approximately 930 basis points compared to first quarter 2009. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy — First quarter sales increased 9.0% compared to the year ago period, due primarily to higher sales of specialty gaskets and related fastening hardware as a result of improved levels of turn-around activity at petrochemical refineries and increased demand from the chemical industry. Sales in the Energy segment were also positively impacted due to improved demand for engines, other well-site content and compression products. Operating profit and margins for the quarter increased as a result of the higher sales volumes and reductions in selling, general and administrative costs. The Company continues to launch new well-site and compression products to complement its engine business, while continuing to expand its sales and service branch network for the specialty gasket business, in anticipation of continued improvements in underlying demand in these businesses’ end markets.

Aerospace & Defense — Sales for the first quarter decreased 23.1% compared to the year ago period due primarily to lower blind-bolt fastener sales resulting from consolidation of, and inventory reductions at, distribution customers. Sales in the defense business were also lower compared to the year ago period, as the Company has ceased production of cartridge cases due to the relocation of the defense facility. These decreases were partially offset by increased revenue associated with managing the facility closure and relocation. Operating profit for the quarter decreased primarily due to lower sales volumes and the lower absorption of fixed costs. Despite the sales decline, the Company continues to invest in this high-profit segment by developing and marketing highly-engineered products for the aerospace market, as well as expanding its offerings to military and defense customers.

Engineered Components — First quarter sales increased 1.9% compared to the year ago period due to improved demand in the specialty fittings and precision cutting tools businesses, partially offset by lower sales in the Company’s industrial cylinder business, primarily as a result of continued low levels of demand due to the industrial downturn. Management noted that the industrial cylinder business has experienced improvements in sales volumes on a sequential quarterly basis. Operating profit for the quarter improved with margins increasing 670 basis points compared to first quarter 2009 due to the Company’s productivity initiatives. The Company continues to develop new products and expand its international sales efforts.

Cequent — Sales for the first quarter increased 6.8% compared to the year ago period, resulting from increased sales in the Australian/Asia Pacific and North American towing, trailer and electrical products businesses, and the favorable impact of currency exchange, partially offset by a decline in sales in the retail business. Due to cost reduction actions and improved sales levels, operating profit margin improved over 840 basis points compared to first quarter 2009. The Company continues to aggressively reduce fixed costs, decrease working capital and leverage strong brand positions for increased market share.

Results of Discontinued Operations

The results of discontinued operations consist of the Company’s former Compac business, which was sold in February 2009 for $21 million cash proceeds, its non-core real estate property management business in California, which was sold in April 2010 for $13 million cash proceeds and its medical device business. During first quarter 2009, upon completion of the Compac sale, the Company recorded a $10.7 million pre-tax charge for estimated future lease obligations on the facility. The Company expects to record a pre-tax gain of approximately $10 million in second quarter 2010 as a result of the sale of the property management business.

Outlook

The Company raised its outlook for full-year 2010 diluted earnings per share (EPS) from continuing operations to $0.65 to $0.75 per share, as compared to $0.43 per share in 2009, excluding Special Items in both periods. The Company previously provided an outlook for 2010 EPS to exceed $0.60 per share. The Company also raised its 2010 sales outlook from an increase of 4% to 7% to a range of 5% to 9% compared to 2009. In addition, the Company expects its 2010 operating profit margin to improve by 80 to 120 basis points compared to 2009, excluding Special Items. The Company increased its Free Cash Flow outlook from more than $30 million to a range of $40 to $45 million, including the cash proceeds related to the sale of its non-core California real estate.

(1)

Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)

See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures.

(3)	Operating Profit excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information — Continuing Operations.”

Conference Call Information

TriMas Corporation will host its first quarter 2010 earnings conference call today, Thursday, April 29, 2010 at 10:00 a.m. EDT. The call-in number is (866) 871-4878. Participants should request to be connected to the TriMas Corporation first quarter 2010 earnings conference call (Conference ID # 1450908). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com, under the “Investors” section, with an accompanying slide presentation.

A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (Access Code # 1450908) beginning April 29th at 2:00 p.m. EDT through May 6th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$6,630	$9,480
Receivables, net of reserves	128,650	93,380
Inventories	135,730	141,840
Deferred income taxes	24,320	24,320
Prepaid expenses and other current assets	6,420	6,500
Assets of discontinued operations held for sale	4,070	4,250
Total current assets	305,820	279,770
Property and equipment, net	157,430	162,220
Goodwill	194,120	196,330
Other intangibles, net	161,410	164,080
Other assets	23,170	23,380
Total assets	$841,950	$825,780

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$12,720	$16,190
Accounts payable	103,150	92,840
Accrued liabilities	63,670	65,750
Liabilities of discontinued operations	1,040	1,070
Total current liabilities	180,580	175,850
Long-term debt	505,800	498,360
Deferred income taxes	43,790	42,590
Other long-term liabilities	46,190	47,000
Total liabilities	776,360	763,800
Total shareholders’ equity	65,590	61,980
Total liabilities and shareholders’ equity	$841,950	$825,780

TriMas Corporation
 Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for share amounts)

	Three months ended
	March 31,
	2010	2009
Net sales	$220,060	$201,720
Cost of sales	(157,000)	(155,260)
Gross profit	63,060	46,460
Selling, general and administrative expenses	(37,700)	(41,300)
Gain (loss) on dispositions of property and equipment	(310)	40
Operating profit	25,050	5,200
Other income (expense), net:
Interest expense	(14,140)	(12,480)
Gain on extinguishment of debt	—	15,310
Other, net	(510)	(700)
Other income (expense), net	(14,650)	2,130

Income from continuing operations before income tax expense	10,400	7,330
Income tax expense	(4,650)	(2,710)
Income from continuing operations	5,750	4,620
Loss from discontinued operations, net of income tax benefit	(320)	(8,300)
Net income (loss)	$5,430	$(3,680)

Earnings per share - basic:
Continuing operations	$0.17	$0.14
Discontinued operations, net of income tax benefit	(0.01)	(0.25)

Net income (loss) per share	$0.16	$(0.11)

Weighted average common shares - basic	33,569,677	33,459,502

Earnings per share - diluted:
Continuing operations	$0.17	$0.14
Discontinued operations, net of income tax benefit	(0.01)	(0.25)

Net income (loss) per share	$0.16	$(0.11)

Weighted average common shares - diluted	34,314,020	33,487,526

TriMas Corporation
Company and Business Segment Financial Information

Continuing Operations
(Unaudited — dollars in thousands)

	Three months ended
	March 31,
	2010	2009
Packaging
Net sales	$43,600	$30,250
Operating profit	$11,860	$5,400
Adjusted EBITDA	$14,920	$8,640

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—

Excluding Special Items, operating profit would have been:	$11,860	$5,400

Excluding Special Items, Adjusted EBITDA would have been:	$14,920	$8,640

Energy
Net sales	$43,890	$40,270
Operating profit	$5,180	$3,520
Adjusted EBITDA	$5,900	$4,280

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(200)

Excluding Special Items, operating profit would have been:	$5,180	$3,720

Excluding Special Items, Adjusted EBITDA would have been:	$5,900	$4,480

Aerospace & Defense
Net sales	$17,080	$22,200
Operating profit	$3,860	$6,810
Adjusted EBITDA	$4,520	$7,410

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(110)

Excluding Special Items, operating profit would have been:	$3,860	$6,920

Excluding Special Items, Adjusted EBITDA would have been:	$4,520	$7,520

Engineered Components
Net sales	$18,910	$18,550
Operating profit	$1,810	$380
Adjusted EBITDA	$2,570	$1,120

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(160)

Excluding Special Items, operating profit would have been:	$1,810	$540

Excluding Special Items, Adjusted EBITDA would have been:	$2,570	$1,280

Cequent
Net sales	$96,580	$90,450
Operating profit (loss)	$8,120	$(3,350)
Adjusted EBITDA	$12,120	$1,340

Special Items to consider in evaluating operating profit (loss):
- Severance and business restructuring costs	$—	$(3,340)

Excluding Special Items, operating profit (loss) would have been:	$8,120	$(10)

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(2,850)

Excluding Special Items, Adjusted EBITDA would have been:	$12,120	$4,190

Corporate Expenses
Operating loss	$(5,780)	$(7,560)
Adjusted EBITDA	$(5,900)	$7,630

Special Items to consider in evaluating operating profit (loss):
- Severance and business restructuring costs	$—	$(2,940)

Excluding Special Items, operating profit (loss) would have been:	$(5,780)	$(4,620)

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(2,940)
- Gain on extinguishment of debt	$—	$15,820
Excluding Special Items, Adjusted EBITDA would have been:	$(5,900)	$(5,250)

Total Company
Net sales	$220,060	$201,720
Operating profit	$25,050	$5,200
Adjusted EBITDA	$34,130	$30,420

Total Special Items to consider in evaluating operating profit (loss):	$—	$(6,750)

Excluding Special Items, operating profit (loss) would have been:	$25,050	$11,950

Total Special Items to consider in evaluating Adjusted EBITDA:	$—	$9,560

Excluding Special Items, Adjusted EBITDA would have been:	$34,130	$20,860

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	March 31, 2010		March 31, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS
Income and EPS from continuing operations, as reported	$5,750	$0.17	$4,620	$0.14

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	—	—	(4,200)	(0.13)

Excluding Special Items except gain (loss) on extinguishment of debt, income and EPS from continuing operations would have been	$5,750	$0.17	$8,820	$0.27

After-tax impact of gain on extinguishment of debt	—	—	9,520	0.28

Excluding Total Special Items, income and EPS from continuing operations would have been	$5,750	$0.17	$(700)	$(0.01)

Weighted-average shares outstanding at March 31, 2010 and 2009		34,314,020		33,487,526

	Three months ended
	March 31,
(dollars in thousands)	2010	2009

Operating profit from continuing operations, as reported	$25,050	$5,200

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$—	$(6,750)

Excluding Special Items, operating profit from continuing operations would have been	$25,050	$11,950

	Three months ended
	March 31,
(dollars in thousands)	2010	2009

Adjusted EBITDA from continuing operations, as reported	$34,130	$30,420

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$—	$(6,260)

Excluding Special Items except gain (loss) on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$34,130	$36,680

Gross gain on extinguishment of debt	$—	$15,820

Excluding Total Special Items, Adjusted EBITDA from continuing operations would have been	$34,130	$20,860

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended
	March 31,
(dollars in thousands)	2010	2009
Net income (loss)	$5,430	$(3,680)
Income tax expense	4,470	(2,490)
Interest expense	14,290	12,530
Debt extinguishment costs	—	510
Depreciation and amortization	9,610	11,760

Adjusted EBITDA, total company	33,800	18,630

Adjusted EBITDA, discontinued operations	(330)	(11,790)

Adjusted EBITDA, continuing operations	$34,130	$30,420
Special Items	—	6,260
Non-cash gross gain on extinguishment of debt	—	(15,820)
Cash interest	(5,250)	(4,770)
Cash taxes	(1,250)	(2,440)
Capital expenditures	(2,590)	(3,250)
Changes in operating working capital	(27,340)	2,280
Free Cash Flow from operations before Special Items	(2,300)	12,680
Cash paid for Special Items	(1,180)	(2,420)
Net proceeds from sale of business and other assets	30	20,680
Free Cash Flow	$(3,450)	$30,940

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, debt extinguishment costs, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures and changes in operating working capital. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.